Exhibit 99.1

RockTenn Announces Credit Agreement Amendment

NORCROSS, Ga. -- (BUSINESS WIRE) -- November 18, 2011 -- Rock-Tenn Company and Rock-Tenn Company of Canada/Compagnie Rock-Tenn Du Canada today announced they are launching an amendment to the $3.7 billion Credit Agreement dated as of May 27, 2011 (the “Credit Agreement”) that will permit the issuance of debt that can be secured on an equal and ratable basis with the Credit Agreement so long as no portion of the Term Loan B remains outstanding.  The amendment will also provide for a new $200 million Term Loan tranche and will amend other terms of a technical nature.  Wells Fargo Bank, N.A. is the administrative agent on the Credit Facility and Bank of America, N.A., acting through its Canada Branch, is the Canadian administrative agent on the Credit Facility.

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

SOURCE:

RockTenn
John Stakel, VP-Treasurer, 678-291-7900